Exhibit 10.6

GROUND LEASE

THIS GROUND LEASE (“Lease”) is entered into as of the 1st day of February, 2007, by and between AEROSPACE/DEFENSE, INC., a South Carolina corporation (“Landlord”), and FORCE PROTECTION INDUSTRIES, INC., a Nevada corporation and FORCE PROTECTION, INC., a Nevada corporation (collectively, the “Tenant”).

Upon the terms and subject to the conditions hereinafter set forth, the Landlord leases to the Tenant and the Tenant leases from Landlord, the property hereinafter described:

1.             THE PREMISES /THE BUILDING.

A.            The real property hereby leased to the Tenant contains approximately 5.8 acres, and is part of an industrial development owned by the Landlord and located in Ladson, Charleston County, South Carolina (“Project”).  The term “Premises” or “Leased Area” means and is comprised of the following: (i) the approximate 5.8 acres parcel outlined and marked “Premises” on Exhibit A, (the “Parcel”) (ii) the building and improvements to be constructed by the Tenant on the Parcel (as referenced in subsection C below) and (iii) subject to Paragraph 5B (viii) hereof, the non-exclusive right to use in common with the Landlord and other lessees and occupants of the Project, the “Common Areas” (hereinafter defined).

B.            Tenant represents that Tenant has examined the condition of the Parcel and has found it satisfactory for all purposes hereof and Tenant accepts the Parcel in its present condition, “AS IS.”  The Tenant acknowledges that it has been given the opportunity to inspect and has, in fact, inspected the Parcel, and is accepting the Parcel in “AS IS” condition with all faults.  Landlord hereby disclaims any and all warranties as to the Parcel, including, but not limited to, any warranty of merchantability or fitness for a particular purpose.  Notwithstanding the foregoing, Landlord shall be responsible for any and all obligations under this Lease, including but not limited to Section 21.

C.            The Tenant agrees to construct upon the Parcel a first-class building (the “Building”) in a good workmanlike manner, using first-grade materials, and in full compliance with all the laws, rules, regulations and ordinances of any governmental agency having jurisdiction of the Premises, the Building and the construction of the Building.  The new Building to be constructed by the Tenant on the Parcel is briefly described as follows:

Approximately 80,000 square feet of warehouse 2,500 square feet of offices and 8,000 square feet of a carpenter shop as delineated and shown on Exhibits C and C-1.  The Tenant agrees to commence construction of the Building together with all improvements connected and associated therewith (hereinafter collectively the “Building” or “Building No. 6”) within thirty (30) days of the Commencement Date of this Lease and agrees that the Building will be substantially completed within one hundred twenty (120) days of the Commencement Date - - all without unreasonably interfering with the other occupants and tenants of the Project.  In order to avoid having the Building interfere with the future use of the railroad tracks surrounding a portion of the Premises, the Tenant agrees not to construct the Building closer than 25 feet to the existing rail lines (subject to the right of the Tenant to remove a portion of the railroad track crossing the Premises as referenced in Section 22D of this Lease).  Also, for the safety of all tenants and users and invitees of the Project, the Tenant agrees not to construct the Building within 50 feet of the interior road (bordering the western side of the Parcel) so any vehicle parking between the building and such road will not block or interfere with the view of sight of those driving along the road or those pedestrians walking to and from the Building.  For purposes of Section 10, the Building shall be considered an “Alternation” as that term is defined in Section 10.

Within thirty (30) days of the date hereof, the Tenant shall deliver to the Landlord final plans and specifications of the Building to be constructed on the Premises.  The Landlord shall have five (5) days after receipt to approve or disapprove the plans and specifications.  This Lease shall be subject to and conditioned upon the Tenant’s approval of the final plans and specifications.  If the Landlord does not approve the final plans and specifications for any reason within the five-day period, this Lease shall be null and void.

Assuming approval of the final plans and specifications for the construction of the Building, the Tenant agrees that no substantial modification shall be made in the final plans and specifications without the Landlord’s prior written consent.

2.             TERM

A.            The term of this Lease shall commence as of February 1, 2007 and expire on July 14, 2008 (“Initial Term”).  The Initial Term and any extension thereof are hereinafter referred to collectively as the “Term.”

B.            For purposes of this Lease, the term “Lease Year” shall refer to a period of twelve (12) consecutive months.  The first Lease Year shall commence on February 1, 2007 (“Commencement Date”) and end July 14, 2008.  Each subsequent Lease Year shall commence on the anniversary of the Commencement Date.

C.            The Initial Term of this Lease and any extension thereof may be extended at the option of the Tenant for three (3) separate and successive periods of five (5) years each (each an “Option Period”) commencing on the day following the expiration date of the Initial Term or the last day of the then-current Option Period, as the case may be.  Tenant may exercise the option by notice in writing to Landlord served at least six (6) months and not more than twelve (12) months prior to the end of the last year of the Initial Term or the then-current Option Period, as the case may be.  It shall be a condition of the exercise of any option to renew that Tenant shall not be in default in the performance of any terms, covenants, or conditions of this Lease at the time Tenant gives any such notice to renew this Lease.  All terms and conditions of this Lease shall be applicable to the Option Periods referred to in this Section 2C.

D.            Notwithstanding the foregoing in this Section 2, the Term of this Lease and the term of that certain Lease between the parties dated as of July 13, 2004 covering Building No. 2 located within the Project (the “Building No. 2 Lease”) shall be coterminous; that is, the Term of this Lease must be the same as the term of the Building No. 2 Lease.  For clarification, for the Tenant to exercise its option to renew and extend this Lease under Section 2C above, the Tenant shall have also exercised its option to renew fro the same 5-year period pursuant to Section 2C of the Building No. 2 Lease, and if the Building No. 2 Lease expires or terminates, this Lease shall also expire and terminate at the same time.  (See also, cross-default provision in Section 20 of this Lease.)

3.             BASE RENT.

A.            Beginning on the Commencement Date, and for the remainder of the first Lease Year, the Tenant agrees to pay to the Landlord, without previous demand therefore, and without setoff or deduction whatsoever, the following net monthly rent (“Base Rent”):

(i)            Beginning on the Commencement Date through May 30, 2007 - no Base Rent shall be due; and

(ii)           From June 1, 2007 through the remainder of the first Lease Year, the monthly Base Rent shall be $7,500.00 per month.

B.            Commencing with the first day of the second Lease Year, to-wit:  February 1, 2008 (“First Adjustment Date”) and on the first day of each Lease Year thereafter (“Subsequent Adjustment Date”) during the Initial Term and any Option Period, the amount of the monthly Base Rent due under this Lease shall be adjusted to an amount equal to the product of the then-current monthly Base Rent multiplied by a fraction having as its numerator the Consumer Price Index (hereinafter defined) published most recently prior to applicable Adjustment Date and as its denominator the Consumer Price Index published most recently prior to Commencement Date.  In the event the new Base Rate cannot be determined as of the Adjustment Date, Tenant shall continue to pay the Base Rent due during the prior Lease Year until Landlord notifies Tenant of the Base Rent, and, within ten (10) days after deliver of such notice, Tenant shall reimburse Landlord for any accrued but unpaid increase.  In no event shall the monthly Base Rent, as adjusted on any Adjustment Date, be less than three percent (3%) over the Base Rent payable during the prior Lease year, nor increase by more than seven percent (7%) over the monthly Base Rent payable during the prior Lease Year.

C.            As used herein, the term “Consumer Price Index” shall mean the bi-monthly Consumer Price Index published by the Bureau of Labor Statistics of the U.S. Department of Labor, using the index titled “Consumer Price Index - - All Items - - All Urban Consumer (CPI-U) (1982-84=100)” for the Atlanta, Georgia Standard Metropolitan Statistical Area.  If the Consumer Price Index shall no longer be published or cannot be adjusted, then another index generally recognized as authoritative shall be substituted therefore by Landlord, and the term “Consumer Price Index” shall refer to such substituted index.

D.            All monthly Base Rent payments and any other payments dues Landlord under this lease shall be made without any setoff or deduction whatsoever and without prior notice or demand and shall be payable and delivered to:

Aerospace/Defense, Inc.

4838 Jenkins Avenue

North Charleston, SC 29405

or to such other place as may be designated by notice in writing from Landlord to Tenant.  Base Rent and other payments due Landlord by the Tenant under this Lease received more than ten (10) days after the due date of such payment shall be subjected to a late penalty of one (1%) percent of the amount of such payment for each month, or portion thereof, such payment is late.  No payment by Tenant or receipt by Landlord of any lesser sum than the monthly Base Rent stipulated in this Lease shall be deemed to waive the right of Landlord to receive in a timely manner the full amount due and payable to the Landlord.

4.             UTILITIES.

A.            It is understood that utility services at the Project of which the Premises is a part are supplied at one point of delivery through one meter.  Subject to Subsections 4A (a), (b) and (c) hereof, Tenant shall reimburse Landlord for Landlord’s cost of providing utility services to the premises on the basis of the Landlord’s reasonable determination of Tenant’s usage of same.  With respect to electricity, the amount for which Landlord will be reimbursed includes both the consumption factor and so-called “demand” or “standby” factor, if the latter factor is employed for billing purposes by the company providing electricity.  Tenant will also procure, or cause to be procured, without cost to Landlord, any and all necessary permits, licenses, or other authorizations required for the lawful and proper installation and maintenance upon the Premises of wires, pipes, conduits, tubes, and other equipment and appliances for use in supplying any of the utility services to and upon the Building and Premises.  Landlord, upon request of Tenant, and at the sole expense and liability of Tenant, will join with Tenant in any application required for obtaining or continuing any of the foregoing services; provided Landlord shall not be liable for the same.

(a)           Provided Tenant only consumes water for personal and normal maintenance and not for any manufacturing or industrial process, Tenant’s pro rata portion of the Project’s water and sanitary sewer bill will be an amount equal to the product of (1) the total water or sewer bill, as the case may be, for the entire Project, multiplied by (2) a fraction having as its numerator the total number of employees who work in all buildings in the Project.  If the Tenant consumes water for any manufacturing or industrial process, the Tenant’s pro-rata portion of the Project’s water and sanitary sewer bill will increase on the basis of the Landlord’s reasonable determination of the Tenant’s usage of same.

(b)           Tenant’s pro rata share of the country solid waste recycling fee paid by the Project for solid waste hauled from the Project shall be an amount equal to the product of (1) the total solid waste recycling fee paid by the Project for the period in question, multiplied by (2) a fraction having as its numerator the volume of all trash dumpsters at the Premises picked up during the period in question and as its denominator the volume of all trash dumpsters at all buildings in the Project picked up during the same time period; provided, however, if the County allocates a separate and specific amount to the Tenant’s share of the solid waste recycling fee under this subparagraph.  For purposes of this paragraph, the volume of a trash dumpster picked during a billing period will be determined by multiplying the capacity of the trash dumpster in cubic yards by the number of times such trash dumpster is picked up during the billing period, whether or not such trash dumpster was filled to capacity at the time it was picked up.  It is acknowledged by the parties that the Tenant shall provide the Tenant’s own trash dumpsters and shall pay for the hauling of trash therefrom.

(c)           Without the express prior written consent of the Landlord (pursuant to any written amendment to this Lease signed by both parties), the Tenant agrees that it will not wash machinery within the Premises.

B.            Except to the extent such utilities are in the future separately metered and billed to the Tenant directly, Landlord shall bill Tenant as soon as practicable the monthly charges for the utilities associated with the Leased Area and the use of the fixtures located therein.  All monthly utility charges paid more than Thirty (30) day after receipt of an invoice from the Landlord shall be subject to a late penalty of five percent (5%) of the amount of such payment.

C.            If the parties are unable to agree upon Tenant’s usage of utilities, Tenant shall have the option either (i) to install, at Tenant’s expense, separate meters or submeters, or (ii) to cause Landlord to employ (not more than once each Lease Year) a mutually acceptable engineering firm, whose fess will be equally shared by Landlord and Tenant, to determine Tenant’s share of utilities consumed in the Project by usage survey.  Tenant will be responsible for the maintenance of separate meters or sub-meters.  Until any such engineering firm determines Tenant’s share of any disputed utility charges, the Tenant agrees to reimburse all amounts invoiced by the Landlord based on the Landlord’s estimate of Tenant’s share of utility charges.

D.            Landlord will cause the lawns in the Project to be cut periodically.  Tenant will reimburse Landlord for the portion of the cost of cutting and trimming all lawns in the Project attributable to the Premises.  Tenant’s pro rata portion of the cost of cutting and trimming all lawns in the Project shall be an amount equal to the product of the total cost of cutting and trimming all lawns in the Project multiplied by a fraction having as its numerator the square footage of Building No. 6 and as its denominator the square footage of all buildings in the Project (to-wit: 570,000 square feet); provided, however, the Tenant’s proportionate share of such cost of cutting and trimming during any Lease Year will not increase by more than twenty (20%) percent over the prior Lease Year.

5.             ADDITIONAL RENT/TAXES AND FEES.

A.            If the Premises are not a separate tax parcel, Landlord shall pay, prior to delinquency, all “Impositions” (hereinafter defined) which are levied, imposed, or assessed upon or against the Premises and Project.  Tenant covenants to pay to Landlord, as additional rent, on or before the later to occur of (a) thirty (30) days after receipt of an invoice therefore or (b) thirty (30) days before the day a fine, penalty, interest or cost may be added thereto for the non-payment thereof, Tenant’s pro rata share determined by multiplying all the Impositions for the Project by a fraction having as its numerator the same footage of the Building and as its denominator the total square footage of all buildings in the Project (such pro rata share being 15.86% as of the date of the anticipated completion of the Building).

(i)            If the premises is separately assessed and billed, such impositions shall be paid prior to delinquency by the Tenant directly to the taxing authorities.  Tenant shall furnish to Landlord, promptly after payment of any Impositions paid directly to taxing authorities, official receipts or other satisfactory proof evidencing payment of such Imposition.

(ii)           As used here, the term “Impositions” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, or commercial rental tax base don the gross rents paid hereunder, improvement bond or bonds issued by Commencement Date of this Lease, levy or tax imposed on the Premises by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or to the improvement district thereof, as against any legal or equitable interest of Landlord’s right to rent therefrom (provided such tax is assessed on gross rents payable hereunder), and as against Landlord’s business of leasing the premises (provided such tax is assessed on gross rents payable hereunder).  With respect to any assessment which under the laws then in force may be paid in installments, there will be included within the meaning of the term “Impositions” for any tax fiscal year only the current annual payment.  Impositions will not include (i) any franchise, gift, estate, inheritance, conveyance, transfer, or other tax assessed against Landlord or Landlord’s heirs, successors or assigns, or (ii) any income excess profit or other tax, assessment, charge or levy on the net rent payable by Tenant under this Lease.

(iii)          Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment, machinery, inventory and all other personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant shall cause such trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property, together with a copy of the taxing authority’s billing to Landlord.

(iv)          All Impositions for the partial tax fiscal years falling within the Term will be prorated by multiplying the amount of Impositions for the partial tax fiscal year falling within the Term by a fraction having as its numerator the number of days in such tax fiscal year falling within the Term and having as its denominator the number “365”.

(v)           Tenant will have the right to contest the amount or validity of Impositions by appropriate administrative and legal proceedings brought either in Tenant’s name, Landlord’s name or jointly with Landlord, as Tenant may deem appropriate, by counsel selected and engaged by Tenant. Landlord will execute and deliver to Tenant whatever documents may be reasonable, necessary and proper to permit Tenant to contest Impositions or which may be reasonably necessary to secure payment of any refund which may result from any such proceedings. Tenant agrees to reimburse Landlord for any expenses or additional costs assessed to, or incurred by, Landlord in the event Tenant contests the amount or validity of Impositions. Any refund resulting from a proceeding brought either by Tenant or Landlord or by them jointly will be applied first to reimburse the party or parties who brought the proceeding for the costs incurred with the proceeding (including any reimbursement by Tenant to Landlord described above), with the remainder being distributed, to Tenant if the Premises is a separate tax parcel or on a pro-rata basis (determined in the manner described in Subsection 5A above). to each of tenants in the Project, if the Premises is not a separate tax parcel.

B.            Tenant shall, in addition to the monthly Base Rent and pro rata portion of Impositions referred to above, also be responsible for Tenant’s pro rata portion of all expenses incurred by Landlord for (i) grounds maintenance (landscaping), (ii) twenty-four hour controlled vehicular access (through the gate adjacent Building No. 4) to the Project with on-site personnel, and (iii) other Common Area maintenance and utility charges such as lighting and maintenance for internal streets and parking facilities (collectively, “Common Area Charges”). Tenant’s pro rata portion of Common Area Charges shall be an amount equal to the product of the total Common Area Charges for the Project multiplied by a fraction having as its numerator the square footage of the Building and as its denominator the square footage of all buildings in the Project.

(i)            Common Area Charges will not include Impositions (unless the Premises is a separate tax parcel), cost of capital improvements or repairs (provided such repairs cannot be attributed to Tenant), including, without limitation, cost of constructing leasehold improvements for any other lessee of Project, legal or brokerage fees associated with any other lease for space in Project, cost of advertising by Landlord, management fees, whether payable to Landlord or third parties, so-called “administrative charges” or other add-ons to the total of Common Area Charges, principal or interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money and amortization of improvements, depreciation of Landlord’s original investment in Project, amounts paid by Landlord to affiliates of Landlord for services in connection with the Common Areas, but only to the extent that any such fees are in excess of the ordinary and reasonable fees paid in arms’ length transactions.

(ii)           Tenant’s pro rata share of Common Area Charges (on an annualized basis) will not increase in any one calendar year after the first full calendar year of the Term by more than six percent (6%) of Tenant’s pro rata share of Common Area Charges for the previous full calendar year.

(iii)          Tenant’s accountants will have the right upon reasonable advance notice to inspect, at reasonable times and in a reasonable manner, such of Landlord’s books of account and records as pertain to Common Area Charges.

(iv)          Once each calendar year, Landlord shall deliver a statement (“CAM Statement”) to Tenant showing: the amount of actual Common Area Charges for the preceding calendar year, with a breakdown of amounts by major categories of Common Area Charges and Tenant’s pro rata share and the detail for determining same. Within thirty (30) days of the receipt of the CAM Statement, Tenant shall pay Landlord Tenant’s share of any deficiency in payments made by the Tenant during the preceding calendar year of Tenant’s proportionate share of the Common Area Charges; the Tenant shall be entitled to a credit in the next invoice for monthly Base Rent becoming due and payable following the receipt of the CAM Statement for any excess payments of Common Area Charges made by the Tenant during the preceding calendar year.

(v)           If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay amounts toward Common Area Charges for such partial calendar years will be prorated on the basis of the portion of such calendar years included in the Term. Such proration shall be made by multiplying the total Common Area Charges for the partial calendar year in question by a fraction having as its numerator the number of days of the Term within the partial calendar year, and as its denominator “365”.

(vi)          The term “Common Areas” as used in this Lease means the roadways of the Project (or any substitute therefore) and the common parking areas - - all as shown on Exhibit B. Landlord hereby grants to Tenant and Tenant’s customers, invitees and employees for the entire Term, the non-exclusive right to use, in common with Landlord, Landlord’s invitees and employees and with the other lessees and occupants of Building and their respective customers, invitees and employees, the Common Areas for their intended purposes, subject to reasonable rules and regulations (“Rules and Regulations”) to be promulgated by Landlord for the convenience and safety of all of the lessees, occupants and users of the Building; provided, Tenant shall be solely responsible for, and defend, hold harmless and indemnify the Landlord and its agents and employees from, any damage for injury caused within the Common Areas and anywhere else within the Project by any of Tenant’s employees and invitees. Landlord will have the right to make reasonable modifications and additions to the Rules and Regulations from time to time. The Tenant shall cause its employees and invitees using the Premises to park in the common area parking lots designated in the Building No. 2 Lease.

(vii)         During the Term, the Landlord will maintain the Common Areas in reasonable order; provided, however, the Tenant shall cause its employees, customers, agents and invitees to keep the Common Areas in neat, clean, trash free and orderly condition, ordinary wear and tear excepted. If the necessity for repairs to or cleaning of any Common Areas shall have arisen from or shall have been caused by the negligence or willful acts of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors, Landlord may make or cause the same to be made, but shall not be obligated to do so, and Tenant agrees to pay to Landlord promptly upon Landlord’s demand, the cost of such repairs and/or cleaning, if made.  In the event Landlord elects not to make such repairs or cleaning, Landlord may require Tenant perform such at Tenant’ s sole cost and expense. Notwithstanding anything contained in this Lease to the contrary, nothing contained in this Lease shall obligate the Landlord to provide security to or within the Common Areas or to protect the Tenant or its employees and invitees from acts and actions of employees and invitees of other tenants within the Project or of other third parties occurring within or upon the Project (of which the Premises and the Common Areas are a part).

(viii)        Landlord shall have the right, at Landlord’s sole cost and expense, to relocate, change, move or alter the Common Areas, so long as 24-hour ingress to and egress from the Premises is not materially disturbed.

6.             GENERAL ASSISTANCE.  The Tenant shall have the right (i) to seek tax, utility and other abatements and economic development incentives covering the Premises (such as, for example, fee in lieu of real estate and personal property taxes, job development credits, grants for improvements by the Tenant to the Premises) (collectively, “Abatements and Incentives”), and (ii) to contest the amount or validity of Impositions covering the Premises by appropriate administrative and legal proceedings - - both (i) and (ii) above, brought either in Tenant’s name, Landlord’s name or jointly with Landlord, as Tenant may deem appropriate, by counsel selected and engaged by Tenant. Landlord will execute and deliver to Tenant whatever documents may be reasonably requested by the Tenant to permit the Tenant to seek such Abatements and Incentives and to contest Impositions or which may be necessary to secure payment of any refund which may result from any such proceedings, and Landlord hereby agrees to cooperate as reasonably requested by the Tenant in such endeavors by executing such documents as reasonably requested by the Tenant. Tenant agrees to pay to or promptly reimburse Landlord for any expenses incurred by Landlord with regards to or in connection with assisting the Tenant under this Paragraph 6 in the event Tenant seeks Abatements and Incentives and/or contest the amount of validity of the amount of Impositions covering the Premises. Any refund of amounts previously paid by the Tenant to the Landlord resulting from a proceeding brought by the Tenant under this Section 6 (either in the name of Tenant or Landlord or in both names) will be applied first to reimburse the party or parties who brought the proceedings for the costs incurred with the proceeding (including any reimbursement for costs paid by Tenant to Landlord described above), with the remainder being distributed to the Tenant until the Tenant has been reimbursed in full for such amounts previously paid by the Tenant, with the balance, if any, paid to the Landlord.

7.             USE.

A.            Tenant shall use the Premises for office, warehouse and carpentry space.  Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb or endanger the Landlord or any other tenants or occupants of the Project or unreasonably interfere with their use of the Project. Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable, except as strictly permitted under Laws.

B.            Tenant shall not commit or suffer to be committed any waste upon or about the Premises, the Common Areas, the Project, and the Building.

8.             COMPLIANCE WITH LAWS AND GOVERNMENTAL REGULATIONS.

A.            Tenant shall at all times during the Term be in full compliance with any and all federal, state and local governmental rules and regulations, ordinances and similar provisions having the force and effect of law (collectively, “Laws”) which are or would be applicable to the business being conducted in the Premises. In particular, all machinery and equipment installed within the Premises shall be used, maintained and operated by the Tenant in full compliance with all laws, rules and regulations of the State of South Carolina and the United States Federal Government and their respective agencies. In addition and for clarification, the Tenant, at its sole cost and expense, must obtain all necessary or required permits, authorizations, and licenses from appropriate governmental agencies to conduct its business within or about the Premises.

B.            Tenant shall be obligated to make any alterations, repairs or improvements to the Common Areas that are necessary because they relate primarily to the occupancy or use of Tenant or Tenant’s business in the Premises.

9.             MAINTENANCE AND REPAIR.

A.            Tenant will, at its sole cost and expense, maintain the entire Premises and make repairs, restorations, and replacements to the Building and Premises, including, without limitation, the heating, ventilating, air conditioning, mechanical, electrical, and plumbing systems, interior walls, and the fixtures and appurtenances to the Building to be constructed thereon by Tenant and when needed to preserve them in good working order and condition and regardless of whether the repairs, restorations, and replacements are ordinary or extraordinary, structural or non-structural, foreseeable or unforeseeable, or the fault or not the fault of Tenant, its agents, employees, invitees, visitors, or contractors. All such repairs shall he made in a first-class manner and quality.

B.            In the event Tenant fails to repair the Premises in accordance herewith for a period of thirty (30) days after written notice from Landlord, Landlord may, but shall not be required to, make such repairs at the Tenant’s expense; provided, however, in the case of an emergency, Landlord shall not be required to provide prior written notice to Tenant, but shall use its best efforts to notify the Tenant by telephone prior to making any such emergency repairs. Tenant shall then reimburse Landlord for the reasonable cost of any such repairs as additional rent within fifteen (15) days of receipt of an invoice for the same from Landlord.

C.            In addition to the foregoing, Tenant shall, at its expense, keep the Premises, including all driveways, parking areas and sidewalks, clean and free from debris, rubbish and other trash and shall store all such debris, rubbish and trash in appropriate receptacles. Tenant shall arrange for regular pickup of such debris, rubbish and trash at its expense. Tenant shall not operate an incinerator or burn any debris, rubbish or trash on the Premises.

D.            Tenant expressly acknowledges and agrees that the Landlord shall have no maintenance, repair or replacement obligations with respect to the Premises.

10.           CHANGES, ALTERATIONS AND NEW CONSTRUCTION BY THE TENANT.

A.            Tenant shall make no structural alterations, changes, additions or improvements (individually, an “Alteration” or collectively “Alterations”) in or to the Premises without Landlord’s prior written consent. (See Section 1C related to the Landlord’s approval of -the final plans and specifications of the Building.) In the event of Landlord’s consent, any such Alteration(s) shall be subject to the following:

(i)            Any Alteration shall be at the cost and expense of Tenant and shall be made promptly, in a good workmanlike manner, and in full compliance with all applicable permits, authorizations, building and zoning laws, and any other applicable statute, rule or regulation of any governmental agency or authority having jurisdiction there over.

(ii)           Any such Alteration shall at the expiration of Term become the property of the Landlord. For clarification, the Building, including, without limitation, the Building (including any partitions, carpets, lighting fixtures, doors, and ceilings therein) and any fences shall remain with the Premises and shall be surrendered to Landlord at the expiration or earlier termination of this Lease; provided, however, Tenant shall specifically have the right to remove its trade fixtures and equipment and other temporary improvements, alterations and additions it made to the Building including, but no limited to, cabinets, shelves and modular systems that may be attached to walls or floors provided the Tenant repairs any damage to the Premises as a result of the installation or removal of the same.

B.            It is understood that Tenant intends to install equipment and machinery within the Premises, which Tenant shall remove at the termination of this Lease. Tenant shall repair any damage to the Premises caused by the installation and/or removal of Tenant’s machinery, fixtures and movables.

C.            No work which Landlord permits or requires Tenant to perform pursuant to this Lease, whether in the nature of erection, construction, alteration or repair, shall be deemed to be for the immediate use and benefit of Landlord so that no materialmen’s, laborer’s, mechanic’s or other lien shall be alleged against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve the Premises or the Project. Tenant shall pay promptly all persons furnishing labor or materials with respect to any work performed by or for Tenant in, on or about the Premises. In the event any mechanic’s or other lien shall at any time be filed against the Project (of which the Premises are a part), or any interest therein by reason of any labor, services or materials performed or furnished, or alleged to be performed or furnished to or for the benefit of Tenant or to anyone holding the Premises through or under Tenant. Tenant shall cause the same to be discharged of record or bonded to the satisfaction of Landlord (both as to form of documentation and as to surety company) within thirty (30) days after notice of the filing thereof. If Tenant shall fail to cause such lien to he so discharged or bonded within such thirty (30) days, then in addition to any other right for remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by deposit or bonding proceedings, and the amount so paid or pledged by Landlord, including reasonable attorney’s fees and surety costs incurred by Landlord procuring the discharge of such lien, together with interest thereon at the rate of eighteen (18%) percent per annum or the highest amount allowed by law, shall be immediately due and payable by Tenant to Landlord upon demand as additional rent(s). Tenant shall indemnify, defend and save Landlord harmless from and against any and all claims (including but not limited to claims of unjust enrichment and claims based on quasi-contract), actions, demands, damages, liability and expense, including attorney’s and other professional fees, arising from or related to, wholly or in part, directly or indirectly, any labor, services or materials performed or furnished or alleged to be performed or furnished to or for the benefit of Tenant or to anyone holding the Premises or the Project through or under Tenant, regardless of whether such work or material improved or increased the value of the Premises or the Project as a whole.

11.           INDEMNIFICATION.

Tenant agrees, to the extent not expressly prohibited by law, to pay, and to protect, defend, indemnify and save harmless Landlord from and against all liabilities, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments (collectively, “Liabilities”) of any nature whatsoever which may be imposed upon or incurred by or asserted against Landlord by reason of (i) any accident, injury to or illness or death of any person, or any damage to property occurring on the Premises during the Term or while Tenant, Tenant’s agents, employees, invitees or contractors or parties claiming through Tenant are in possession of or conducting any activities on or within the Premises (except to the extent caused by the negligence or willful misconduct of Landlord), (ii) any accident, injury to, illness or death of any person, or any damage to property arising out of the negligence or willful misconduct of Tenant or Tenant’s agents, employees, invitees or contractors in any portion of the Project outside the Premises during the Term, (iii) any matter, act, action or inaction related to or concerning the construction of the Building, and (iv) any failure by Tenant to perform or comply with any of the terms of this Lease or of any contracts, agreements, restriction, or laws affecting the Premises or any part thereof The obligations and liabilities of the Tenant under this Section shall survive the Term of this Lease and shall not be limited or diminished by the minimum limits of insurance required by the Tenant under Section 12.

12.           INSURANCE.

A.            “All-Risk” Coverage.  Throughout the Term, Tenant will keep the Building insured under a property (all risks) insurance policy in the amount of one hundred percent (100%) of the replacement cost.

B.            General Liability.  Tenant will also maintain from and after the date of this Lease and throughout the Term, comprehensive general liability insurance against claims on account of bodily injury, death or property damage incurred upon any part of the Premises. Such insurance policy will have limits of not less than Three Million and No/100ths Dollars ($3,000,000) per occurrence, in respect to bodily injury or death and not less than One Million and No/100ths Dollars ($1,000,000) per occurrence in respect to property damage and provide contractual coverage of Landlord’s liability to Tenant assumed under the indemnification provisions of this Lease. Landlord shall be named as an additional insured under the insurance required under this Section 12 and the Tenant shall deliver to Landlord a certificate evidencing such insurance within ten (10) days of the execution of this Lease and thereafter upon reasonable request. All insurance required of the Tenant hereunder shall be primary and not excess with any insurance, coinsurance or self insurance maintained by Landlord.

C.            Other Matters. All insurance required in this Section 12 and all renewals thereof will be issued by companies authorized to transact business in the State of South Carolina, and reasonably acceptable to Landlord. All general liability insurance policies will expressly provide that the policies will not be canceled or altered without thirty (30) days’ prior written notice to Landlord. Tenant may satisfy its obligations under this Paragraph by appropriate endorsements of its blanket insurance policies.

D.            Additional Insured. All policies of liability insurance that Tenant is obligated to maintain according to this Lease (other than any policy of worker’s compensation insurance) will name Landlord as an additional insured. Original certificates of insurance or copies of the original policies (together with copies of the endorsements naming Landlord as an additional insured) and evidence of the payment of all premiums of such policies will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time at least thirty (30) days prior to the expiration of the term of each policy. All public liability, property damage liability, and casualty policies maintained by Tenant will be written as primary policies, not contributing with and not in excess of coverage that Landlord may carry.

E.             Waiver. Tenant waives all rights to recover against Landlord or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees, or business visitors of Landlord for any property floss or damage arising from any cause covered by any insurance required to be carried hereunder. Tenant will cause its insurers to issue appropriate waiver of subrogation rights endorsements to all policies of insurance it carries in connection with the Premises or the contents thereof or the Project.

13.           DAMAGE AND DESTRUCTION BY CASUALTY.

A.            Damages or Destruction.  Subject to subsections 13 B and C below, if the Building or other improvements on the Premises are damaged or destroyed by reason of fire, the elements, unavoidable accident or any other casualty, Tenant will as soon as practicable at its expense, repair or rebuild the Building and all improvements located on the Premises to substantially the same design and condition as the Building and improvements were in prior to such damage or destruction; Tenant will prosecute the repairs or rebuilding to completion with due diligence, subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other causes beyond Tenant’s reasonable control; Tenant will obtain and deliver to Landlord a temporary or final certificate of occupancy before the Premises are reoccupied for any purpose. The repairs or rebuilding will be completed free and clear of mechanics’ or other liens, and in accordance with the building codes and all applicable laws, ordinances, regulations, or orders of any state, municipal, or other public authority affecting the repairs or rebuilding, and also in accordance with all applicable covenants, easements and restrictions affecting the Premises and all requirements of the insurance rating organization, or similar body, and of any liability insurance company insuring against liability for accidents related to the Premises.

B.            Rent Abatement.  If, as a result of a casualty to the Building, any portion of the Building is rendered untenable and unusable, the Base Rent shall be equitably suspended or abated for that portion of the Building rendered untenable and unusable until the Tenant shall have substantially completed the repairs to that portion of the wilding damaged by such casualty.

C.            Damage During Last Two Years.  Notwithstanding the above provisions, if at any time during the last two (2) years of the Term the Building is so damaged by fire or otherwise that the cost of restoration exceeds fifty (50%) percent of the replacement value of the Building (exclusive of foundations) immediately prior to the damage, Tenant may, within thirty (30) days after such damage, give notice of its election not to rebuild the Building and to terminate this Lease and, subject to the further provisions of this paragraph, this Lease will cease as of the date of such casualty if Tenant so elects to terminate this Lease. Rent will be apportioned and paid to the time of termination. If this Lease is so terminated, Tenant will have no obligation to repair or rebuild, but the entire insurance proceeds will belong to Landlord; provided, however, Landlord shall have no interest or claim to any insurance proceeds received for Tenant’s personal property, trade fixtures, equipment or Tenant’s lost income or wages.

14.           CONDEMNATION.

A.            In the event that at any time during the Term, title to the whole or materially all of the Premises shall be taken by the exercise of the right of condemnation or eminent domain or by agreement between the Landlord and those authorized to exercise such right, this Lease shall terminate and expire on the date of such taking and the rent provided to be paid by the Tenant shall be apportioned and paid to the date of such taking.

B.            Tenant, at Tenant’s cost and expense, shall be entitled to separately claim, in any condemnation proceeding, any damages payable for movable trade fixtures and leasehold improvements paid for and installed by Tenant without any contribution or reimbursement therefore by Landlord, and for Tenant’s loss of business, and for Tenant’s relocation costs; provided Landlord’s award is not reduced or otherwise adversely affected thereby.

15.           SUBORDINATION; NONDISTURBANCE

A.            Upon Landlord’s written request, Tenant will execute and deliver to Landlord an agreement in recordable form subordinating Tenant’s rights to the lien of any mortgage hereafter encumbering the Premises. Tenant, however, will not be required to subordinate Tenant’s rights hereunder to any mortgage unless and until the holder of such mortgage executes and delivers to Tenant a written agreement providing in substance (i) that so long as Tenant faithfully discharges Tenant’s obligations under this Lease, Tenant’s right of possession to the Premises and other rights under this Lease will not be affected by any default by Landlord under any instrument creating or secured by such mortgage, and (ii) that in the event of foreclosure or any other enforcement of such mortgage, the rights of Tenant hereunder will expressly survive and this Lease will continue in full force and effect. If any mortgage, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

B.            Landlord represents and warrants that no lien encumbers the Premises on the date of this Lease.

16.           NONWAIVER.

Neither a failure by either party to exercise any of its options hereunder, nor failure to enforce its rights or seek its remedies upon any default, nor the acceptance by the Landlord of any rent accruing before or after any default, shall effect or constitute a waiver of such party’s right to exercise such option, to enforce such right, or to seek such remedy with respect to that default or to any prior or subsequent default.

17.           QUIET ENJOYMENT.

If Tenant pays the rent Tenant is obligated hereunder to pay, and observes all other terms, covenants and conditions hereof, Tenant may peaceably and quietly have, hold and enjoy the Premises during the Term, subject, however, to all the terms of this Lease.

18.           ASSIGNMENT AND SUBLETTING.

A.            Tenant shall not sublet the Premises, nor any part thereof, nor assign, or otherwise dispose of this Lease or any interest therein, or any part thereof, without Landlord’s prior written consent in each of the foregoing cases, which consent shall not be unreasonably withheld or delayed. Landlord’s disapproval of a proposed assignee or sublessee will be considered reasonable if the proposed assignee or sublessee is not of a generally comparable quality with Tenant, if the proposed use of the Premises is not compatible with the Premises, or if the proposed assignee or sublessee is not the same assignee or sublessee, as the case may be, of the Building No. 2 Lease.

B.            Notwithstanding the provisions of Section 18A hereof, Tenant may assign or sublet the Premises, or any portion thereof, without Landlord’s consent but with prior written notice to the Landlord, to any corporation that controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or entity that acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises. Tenant and any guarantor of the obligations of Tenant under this Lease shall remain liable despite any assignment or sublease of this Lease by Tenant pursuant to this Section 18.

19.           ENTRY.

Landlord, and any mortgagee, and their respective duly authorized representatives shall have the right to enter the Premises at all reasonable times for the purposes of inspecting the conditions of same, and making such repairs, alterations, additions, or improvements thereto as may be necessary or desirable if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions, or improvements).

20.           DEFAULT.

A.            The following shall be defined and deemed as an “Event of Default” by Tenant: (i) if Tenant shall default in the payment of the Base Rent or any additional rent, utility charges (referenced in Section 4), and amounts due the Landlord under Section 5, and in any other section of this Lease, and if Tenant shall fail to cure said default within fifteen (15) days after receipt of notice of such default from Landlord; or, (ii) if Tenant shall default in the performance or observance of any other material term, covenant or condition to be performed or observed by Tenant under this Lease and if Tenant shall fail to cure said default within thirty (30) days after receipt of notice of said default from Landlord or if such default is of a nature which cannot be corrected in thirty (30) days, if Tenant shall fail to commence to cure same within thirty (30) days and thereafter diligently pursue such cure to completion, or (iii) if an Event of Default (as that term is defined in each of the Leases referenced in this subsentence (iii)) shall occur in the Building No. 2 Lease.

(i)            In case of any Event of Default hereinbefore provided the Landlord shall have the immediate right of reentry and may remove all persons and property from the Premises by summary proceedings, force or otherwise. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention to be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(ii)           In addition, in the event of any Event of Default (whether or not Landlord shall elect to re-enter or to take possession pursuant to legal proceedings or pursuant to any notice provided for by laws), Landlord shall have the right, at Landlord’s option,

1)             to terminate this Lease on not less than two (2) days’ notice to Tenant and upon the giving of said notice, is Lease and the term hereof shall cease and expire on the date set forth in said notice as if said date were the expiration originally set forth herein, or

2)             to relet the Premises or any part(s) thereof for such term or terms (which may extend beyond the Term) and at such rental(s) and upon such other terms and conditions as Landlord in Landlord’s sole discretion may deem advisable. Landlord shall have the right from time to time to make such alterations and repairs as may be reasonably necessary in order to relet the Premises. Upon each such reletting all rentals received by the Landlord from such reletting shall be applied, first, to the payment of any indebtedness (other than rents due hereunder) of Tenant to Landlord, second, to the payment of any costs and expenses of such reletting, including, without limitation, reasonable attorneys’ fees and of the cost of such alterations and repairs, third, to the payment of rents due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rents and other payments required to be made by Tenant hereunder as the same may become due and payable hereunder, with the right reserved to Landlord to bring such action(s) or proceeding(s) for the recovery of any deficits remaining unpaid without being obliged to await the end of the term for a final determination of Tenant’s account, and the commencement or maintenance of any one or more actions for further accruals pursuant to the provisions of this Section. If such rentals to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly subject to Landlord’s right of action(s) or proceeding(s) as aforesaid. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii)          Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such breach as damages for loss of the bargain and not as a penalty, including the cost of recovering the Premises, reasonable attorneys’ fees, and including the present value determined by using a discount rate of eight percent (8%), at the time of such termination, of the excess if any, of the amount of rental and charges equivalent to rental reserved in this Lease for the remainder of the Term, over the aggregate rental value of the Premises for the remainder of such time, all of which shall be immediately due and payable from Tenant to Landlord. If any laws shall validly limit the amount of the damages provided for in the immediately preceding sentence to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such laws.

(iv)          Landlord shall use reasonable efforts to mitigate its damages after a default by Tenant.

B.            Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature, of Landlord’s obligation is such that more than thirty (30) days are required of performance then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. In the event Landlord fails to discharge any obligation set forth in this Lease on or before the date such obligation or payment is due, Tenant may, at Tenant’s option, discharge such obligation. Tenant shall use reasonable efforts to mitigate its damages after a default by the Landlord. In the event Tenant elects to discharge Landlord’s obligation(s), Landlord agrees to reimburse Tenant on demand for the amount of expenses incurred by Tenant.

21.           ENVIRONMENTAL PROVISIONS.

A.            For the purposes of this Section 21, the following shall have the respective meanings set forth below:

(i)            “Hazardous Material” means any substance, material or waste which is regulated by any applicable governmental authority of the United States or the State of South Carolina, including without limitation, any material, substance or waste which is defined as “hazardous”, “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “toxic substance” or “toxic waste” under any provision of any applicable Environmental Law, and includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

(ii)           “Hazardous Materials Contamination” means any disposal, transportation, storage, arranging of disposal, spillage, discharge, emission, leakage, release or threatened release of any Hazardous Materials at, in, on, under, from, about, or affecting the soil, air, water, fixtures, personal property, animals or buildings.

(iii)          “Environmental Condition” means any unlawful environmental condition, event or circumstance.

(iv)          “Damages” means all demands, claims, actions, assessments, losses, damages, liabilities, costs and expenses of every nature (including, without limitation, reasonable attorneys’ fees, fines, penalties and costs of settlements of any kind), known or unknown, foreseen or unforeseen, contingent or otherwise.

(v)           “Landlord-Related Party” means an employee, agent, contractor, licensee, customer, invitee or affiliate of Landlord, but specifically excludes Tenant and any other lessee or tenant of the Project. “Tenant-Related Party” means an employee, agent, contractor, licensee, customer, invitee or affiliate of Tenant but specifically excludes Landlord.

B.            Landlord shall defend, indemnify, protect and hold Tenant harmless against Damages resulting from or arising out of the following Hazardous Materials Contamination or Environmental Conditions:

(i)            existing or occurring within the Premises on or before Tenant takes occupancy of the Premises or after the expiration or early termination of the Lease Term but only to the extent not caused by Tenant or a Tenant-Related Party; or

(ii)           existing or occurring within the Premises or any other portion of the Project and caused by Landlord or a Landlord-Related Party.

C.            Tenant shall defend, indemnify, protect and hold Landlord harmless against all Damages resulting from or arising out of Hazardous Materials Contamination or Environmental Conditions existing or occurring within the Premises or any other portion of the Project and caused by Tenant or a Tenant-Related Party, but only to the extent not caused by Landlord or a Landlord-Related Party.

D.            The Tenant shall store and handle Hazardous Materials at the Premises or at the Project in strict compliance with applicable laws, rules and regulations, and shall indemnify, defend and save harmless the Landlord from all Damages arising out of or in any way connected with Tenant or Tenant-Related Party’s storage or handling of Hazardous Materials. In no event shall Tenant’s handling or storage of Hazardous Materials in compliance with applicable laws make Tenant liable for Hazardous Materials Contamination or Environmental Conditions in existence or occurring on or before Tenant takes occupancy of the Premises. In particular, the Tenant shall take extra precaution not to allow Hazardous Materials or any other material to wash into the drains of the Wash Area (which lead to the oil/water separator system) except as specifically permitted under all required permits and licenses and as intended for the Project’s oil/water separator system.

E.             The obligations and liabilities of both parties under this Section 21 shall survive the Term of this Lease.

F.             The failure by either party to abide by the terms of this Section 21 shall be restrainable by injunction.

22.           SURRENDER OF TENANT.

A.            Tenant will surrender possession of the Premises and remove all goods and production equipment and other personal property owned by Tenant at the end of the Term, or at such other time as Landlord may be entitled to reenter and take possession of the Premises pursuant to any provision of this Lease, and Tenant shall leave the Premises broom clean and in good order and condition, ordinary wear and tear excepted, except in the event of termination due to fire or other casualty pursuant to Section 13 or termination due to condemnation pursuant to Section 14. Tenant shall deliver to Landlord all keys, locks and other fixtures connected with the Premises (such fixtures shall include, but are not limited to: cranes, doors (interior and exterior), HVAC units, roof fans, truck doors, truck, truck docks, and lights) in good repair, order and condition. In default of such surrender of possession and removal of goods and chattels at the time aforesaid, Tenant will pay to Landlord the rent set forth in this Lease for such period as Tenant either holds over possession of the Premises or allows Tenant’s goods and production equipment or other personal property at such time to remain in the Premises, and in addition thereto, statutory penalties and all other damages which Landlord shall suffer by reason of

Tenant’s holding over in violation of the terms and provisions of this Lease, including, without limitation, all reasonable claims for damages made by any succeeding tenant or purchase of the Premises against Landlord which may be founded upon delay by Landlord in giving possession of the Premises to such succeeding tenant or purchaser, so far as such damages are occasioned by the unlawful holding over of Tenant.

B.            Tenant shall have the absolute right to remove all of Tenant’s goods, production equipment, and other personal property from the Premises at any time during the Term.

C.            Tenant shall be responsible for the clean-up and removal of all raw materials, packaging, solid waste, unused and used lubricants, oils, solvents and any hazardous wastes placed, abandoned or located on the Premises and the area surrounding the Premises by Tenant (or any of Tenant’s employees, agent, invitees or subcontractors) during the teen hereof.

D.            As of the Commencement Date, there exist four (4) railroad tracks which cross a portion of the Premises as shown on Exhibit A. At the request of the Tenant, the Landlord has agreed to allow the Tenant, at its sole cost and expense, to remove those portions of the four (4) railroad tracks crossing the Premises; provided, however, at least thirty (30) days prior to the expiration or termination of the Lease, the Tenant, at its sole cost and expense (without contribution from the Landlord), shall (i) install crossties along current location of the existing railroad tracks to be removed, (ii) reinstall the railroad tracks removed by or on behalf of the Tenant in the same location of the existing tracks; and (iii) in general, will place the railroad tracks removed by the Tenant in good, operative condition. For clarification and avoidance of doubt: (f) Tenant shall cause the work of re-installing the ties and tracks to be performed in good and workmanlike manner by duly qualified and licensed contractors, using first-grade materials, and in full compliance with all local, state and federal applicable laws, rules, regulations and ordinances; and (ii) for purposes of Section 10A(i) and Section 10C of the Lease, the re-installation of the tracks to operational condition shall be considered an “Alteration.”

E.             The liability and the obligations of Tenant under this Section shall survive the termination of this Lease.

23.           FORCE MAJEURE.

In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance or any act (other than either party’s monetary obligations), by reason of strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war or other reason beyond its reasonable control, then performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the actual period of such delay. Notwithstanding the foregoing, lack of funds shall not be deemed to be a cause beyond the reasonable control of either party.

24.           SECURITY DEPOSIT.

No security deposit shall be required.

25.           COMMISSIONS.

Both Landlord and Tenant acknowledge that no real estate broker is involved with respect to this Lease and the negotiations thereof. Both parties agree to hold each other harmless from any claims for commissions arising out of this Lease.

26.           ESTOPPEL CERTIFICATE.

At any time and from time to time Landlord and Tenant each agree, upon request in writing from the other, promptly to execute, acknowledge and deliver to the other or to any person designated by the other a statement in writing certifying that this Lease is unmodified and is in full force and effect, or if there have been modifications, that the same is in full force and effect as modified (stating the modifications), that the other party is not in default in the performance of its covenants hereunder, or if there have been such defaults, specifying the same, the dates to which the Rent and other charges have been paid, and such other matters may be reasonably requested.

27.           MISCELLANEOUS PROVISIONS.

A.            All notices under this Lease shall be in writing and shall be deemed given if delivered personally or by overnight courier or if sent by confirmed facsimile transmitted during the regular business hours of the recipient, or when mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their addresses as set forth below (or at such other address as a party may from time to time designate by written notice given in accordance with this Section):

	TO TENANT:	TO LANDLORD:

	Force Protection, Inc.	Aerospace/Defense, Inc.
	Force Protection Industries, Inc.	4838 Jenkins Avenue
	9801 Highway 78	North Charleston, SC 29406
Ladson, SC 29456

ATTN:	Raymond W. Pollard and	ATTN: Jerry Zucker and Jerry Garfinkle
	John F. Wall, III	Fax No: (843) 747-4092
Fax No: (843) 553-1311

B.            It is the intention of the parties hereto to create the relationship of Landlord and Tenant, and no other relationship whatsoever, and unless expressly otherwise provided herein nothing herein shall be construed to make the parties hereto liable for any of the debts, liabilities or obligations of the other party.

C.            This Lease shall be governed exclusively under the laws of the State of South Carolina. Each of the parties (i) irrevocably consents to the exclusive jurisdiction of any state or federal court located within Charleston County, South Carolina, and (ii) waives trial by a jury.

D.            If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

E.             Failure on the part of either party to complain of any action or non-action on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver by either party of any of its rights hereunder. Acceptance by Landlord of the Base Rent or any other charges paid by Tenant hereunder shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default. No waiver at any time of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereunder and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.

F.             Tenant acknowledges and agrees that the submission of this Lease to Tenant for its review and consideration shall not and does not constitute an offer to lease the Premises. Tenant and Landlord understand and agree that there can be no agreement for the lease of the Premises until all parties hereto have signed, delivered and accepted this Lease.

G.            The captions of the several Sections and Subsections of this Lease and any table of contents are not a part of the context hereof and shall be ignored in construing this Lease. They are intended only as aids in locating various provisions hereof.

H.            Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary except the rights contained herein for the benefit of a mortgagee of the Landlord and except as provided in the following Subsection (I).

I.              Except as expressly otherwise provided herein, the terms, covenants and conditions hereof shall inure to the benefit of and shall be binding upon Landlord and Landlord’s successors and assigns and the terms, covenants and indentures hereof shall inure to the benefit of and shall be binding upon Tenant and Tenant’s successors, legal representatives, and permitted assigns.

J.             This constitutes the entire and complete agreement between the parties with respect to its subject matter. This Lease has been mutually negotiated by the parties and no rule of construction shall be implied based upon the presumed drafter or author of this Lease.

K.            This Lease may only be amended by a writing specifically referencing this Subsection 27K and duly executed by authorized officers for both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument under seal as of the day and year first above written.

IN THE PRESENCE OF:	Landlord:

AREOSPACE DEFENSE, INC.

	By:	/s/ M. Jerry Garfinkle
	Name:	M. Jerry Garfinkle
	Title:	Assistant Secretary

IN THE PRESENCE OF:	Tenant:

FORCE PROTECTION INDUSTRIES INC.

	By:	/s/ Raymond W. Pollard
	Name:	Raymond W. Pollard
	Title:	COO

IN THE PRESENCE OF:	FORCE PROTECTION INC.

	By:	/s/ Gordon R. McGilton
	Name:	Gordon R. McGilton
	Title:	CEO